TRAVELERS SERIES FUND INC.
                   SMITH BARNEY MID CAP CORE PORTFOLIO

		   November 1, 2004 through April 30, 2005


	     Trade                 Purchase  Trade     % Received % of
Issuer	     Date    Selling Dlr   Price     Amount    by Fund   Issue(1)
Nalco       11/12/04 Goldman Sachs $15.00  $63,750.00  0.0096%   0.124%A
Holding Company

Nalco       11/12/04 Bank of       $15.00   $6,375.00  0.0010%   0.124%B
Holding Company      America


Portal      11/18/04 FBOS          $17.00  $15,300.00  0.0144%   0.640%C
Players Inc.

Las Vegas   12/14/04 Goldman Sachs $29.00  $82,070.00  0.0199%   0.418%D
Sands Corp. Equity


Fastclick    3/31/05 CS First      $12.00   $1,420.00  0.0220%   0.231%E
		     Boston

Global       4/14/05 Goldman Sachs $34.45   $8,200.00  0.0350%   0.339%F
Santafe Corp



(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

   A - Includes purchases of $820,750 by other affiliated mutual funds and discretionary accounts.
   B - Includes purchases of $824,575 by other affiliated mutual funds and discretionary accounts.
   C - Includes purchases of $679,100 by other affiliated mutual funds and discretionary accounts.
   D - Includes purchases of $2,882,670 by other affiliated mutual funds and discretionary accounts.

   E - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:
	Other Participant accounts: 13,580.00
	Issue Amount: 6,500,000.00
	Total Received by all Funds: 15,000.00
   F - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:
	Other Participant accounts: 71,400.00
	Issue Amount: 23,500,000.00
	Total Received by all Funds: 79,600.00